WILSHIRE FINANCIAL SERVICES GROUP SETS ANNUAL MEETING DATE

Portland, Oregon (Business Wire) – May 20, 2002 – Wilshire Financial Services Group Inc. (OTCBB:WFSG) today announced that it will hold its annual meeting at 10:30 a.m. on Tuesday, June 25, 2002 at the offices of Irell & Manella LLP, 1800 Avenue of the Stars, Suite 900, Los Angeles, CA 90067. Only stockholders of record on the books of the Company as of the close of business on May 20, 2002 will be entitled to notice of and to vote at the meeting.

Wilshire Financial Services Group Inc., headquartered in Portland, is a diversified financial services company which conducts business in three primary areas through the following subsidiaries:

First Bank of Beverly Hills, F.S.B., a federally chartered savings bank regulated by the Office of Thrift Supervision with approximately $742 million in total assets and $425 million of deposits. First Bank originates and acquires residential and commercial loans, invests in mortgage-backed securities, and offers certificates of deposit and retail deposits through its branch location.

Wilshire Credit Corporation, a Standard and Poor’s and Fitch IBCA-rated national servicing organization and recognized leader in servicing labor-intensive performing, sub-prime, sub-performing, non-performing and high-LTV residential and commercial mortgages.

Wilshire Funding Corporation, which acquires pools of residential and commercial mortgage loans where Wilshire Credit Corporation acts as servicer and, to a lesser extent, acquires mortgage servicing rights and mortgage-backed securities.

For further information, please see our web site (www.wfsg.com) for our Annual 10-K Report and related communications.

Contact Information:

Wilshire Financial Services Group Inc.
Bruce A. Weinstein
Chief Financial Officer
503-525-7213